UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 15, 2019

IMMUNOMEDICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12104	61-1009366
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

300 The American Road Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

(973) 605-8200

Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01              Other Events.

On January 15, 2019, Immunomedics, Inc. (the “Company”) received an Arbitrator’s Findings of Fact and Conclusions of Law and Final Award (the “Final Award”) in the arbitration matter in which Dr. David M. Goldenberg, the Company’s former Chief Scientific Officer, Chief Patent Officer and Chairman of the Company’s Board of Directors, claimed entitlement to certain equity awards and severance payments, and Dr. Goldenberg and Ms. Cynthia Sullivan, a former director of the Company and former President and Chief Executive Officer, claimed rights to certain bonus payments.

The Final Award (i) denied Dr. Goldenberg’s claim that he was entitled to an award of 1.5 million restricted stock units, (ii) denied each of Dr. Goldenberg’s and Ms. Sullivan’s claims that they were entitled to certain discretionary cash bonuses relating to the Company’s 2017 fiscal year, and (iii) granted Dr. Goldenberg an award of approximately $998,000 relating to certain claimed severance payments.

The arbitration took place pursuant to the Delaware Rapid Arbitration Act.  Although the Delaware Rapid Arbitration Act permits challenges to arbitration awards in limited circumstances, pursuant to that certain stipulation and agreement of settlement, compromise, and release dated November 2, 2017, the Company, Dr. Goldenberg and Ms. Sullivan agreed that the Final Award would be the sole and exclusive final and binding remedy between and among the parties with respect to the matters disputed in the arbitration.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 16, 2019	By:	/s/ Michael Pehl
Name: Michael Pehl
Title: President and Chief Executive Officer